[N M ROTHSCHILD & SONS LETTERHEAD]




STRICTLY PRIVATE AND CONFIDENTIAL

Hostmark World, LP                                       Our ref: FTE/HDLM/63806
c/o Hostmark World Ltd
Lincoln House
137-143 Hammersmith Road
London W14 0QL

For the attention of:  Bruno d'Avanzo - Chairman &              As 25 April 2001
CEO, and Daniel J. Frydenlund - CFO




Dear Sirs,

                               Amendment Agreement

We refer to our Appointment Letter of 30th March 2001 and are writing to confirm our remuneration in the event of an acquisition of Hostmark World Ltd and/or other Hostmark entities by Worldport Communications, Inc. or a subsidiary and/or affiliate thereof ("Worldport"). This agreement replaces the terms of Rothschild's remuneration set out in paragraph 5 of our Appointment Letter of 30 March 2001 as amended by the Amendment Agreement of 20 April 2001, save for the expenses (which are subject to a $30,000 cap as set forth in the Appointment Letter). For all other purposes the terms of our original Appointment Letter remains in force.

         It is hereby agreed that in the event of the closing of such a transaction Rothschild will be paid a Success Fee of 382,500 shares of Worldport common stock. Hostmark will procure that these shares will be delivered by Worldport to a specified Rothschild nominee account contemporaneously with the delivery of the balance of the shares of the account of the seller in the transaction.



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Please signify your agreement to the above by signing and dating the enclosed copy.


                                Yours very truly
                              for and on behalf of
                          N M Rothschild & Sons Limited



/s/ Herve de La Moriniere                                 /s/ Jeremy Boardman
Herve de La Moriniere                                     Jeremy Boardman


Agreed and accepted

For               Hostmark World Ltd.


By                /s/ Bruno d'Avanzo
                  -----------------------------------
                  Bruno d'Avanzo
                  Chairman and CEO of Hostmark World Ltd
                  and Director of Hostmark World, LP

Date                   25 April 2001
                  -----------------------------------

By                /s/ Daniel J. Frydenlund
                  --------------------------
                  Daniel J. Frydenlund
                  CEO

Date:                  25 April 2001
                  -----------------------------------